SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

MAGELLAN MIDSTREAM PARTNERS, L.P.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notes:

One Williams Center

Tulsa, Oklahoma 74172

February 28, 2008

To Our Limited Partners:

You are cordially invited to attend the 2008 annual meeting of limited partners of Magellan Midstream Partners, L.P. to be held on Wednesday, April 23, 2008 in the Williams Resource Center at One Williams Center, Tulsa, Oklahoma, commencing at 10:00 a.m. Central Time. A notice of the annual meeting, a proxy statement and a proxy card are enclosed. We also have enclosed our 2007 Annual Report and Form 10-K for the fiscal year ended December 31, 2007.

The board of directors of our general partner has called this annual meeting for you to consider and act upon the election of two Class III directors to our general partner’s board of directors to serve until the 2011 annual meeting of limited partners. The board of directors of our general partner unanimously recommends that you approve this proposal. I urge you to read the accompanying proxy statement for further details about the proposal.

Your vote is important. Whether or not you plan to attend the annual meeting, please cast your vote by completing, signing and dating the enclosed proxy card and returning it promptly in the accompanying envelope. You also may vote by following the internet or telephone voting instructions on the proxy card. If for any reason you desire to revoke your proxy, you may do so at any time before the vote is held at the annual meeting by following the procedures described in the accompanying proxy statement.

Sincerely,

Don R. Wellendorf

Chairman of the Board, President and

Chief Executive Officer of Magellan GP, LLC,

general partner of Magellan Midstream Partners, L.P.

MAGELLAN MIDSTREAM PARTNERS, L.P.

One Williams Center

Tulsa, Oklahoma 74172

NOTICE OF ANNUAL MEETING OF LIMITED PARTNERS

TO BE HELD ON APRIL 23, 2008

To the Unitholders of Magellan Midstream Partners, L.P.:

The annual meeting of limited partners of Magellan Midstream Partners, L.P. will be held in the Williams Resource Center at One Williams Center, Tulsa, Oklahoma, on April 23, 2008 at 10:00 a.m. Central Time to consider the following matters:

1. The election of two Class III directors to our general partner’s board of directors to serve until the 2011 annual meeting of limited partners; and

2. The transaction of any other business as may properly come before the annual meeting or any adjournments thereof, including, without limitation, the adjournment of the annual meeting in order to solicit additional votes from unitholders with respect to the foregoing proposal.

Only unitholders of record at the close of business on February 25, 2008 are entitled to attend or vote at the annual meeting or any adjournments thereof.

Your vote is important! For your convenience, internet and telephone voting are available. The instructions for voting by internet or telephone are set forth on your proxy card. If you prefer, you may vote by mail by completing your proxy card and returning it in the enclosed postage-paid envelope.

By Order of the Board of Directors of Magellan

GP, LLC, as general partner of Magellan Midstream

Partners, L.P.

Suzanne H. Costin

Secretary

Tulsa, Oklahoma

February 28, 2008

MAGELLAN MIDSTREAM PARTNERS, L.P.

Proxy Statement

For

Annual Meeting of Limited Partners

To Be Held on April 23, 2008

These proxy materials, which we will begin mailing to our unitholders on or about March 6, 2008, are being furnished to you in connection with the solicitation of proxies by and on behalf of the board of directors of Magellan GP, LLC, a Delaware limited liability company, acting in its capacity as the general partner of Magellan Midstream Partners, L.P., a Delaware limited partnership, for use at our 2008 annual meeting of limited partners or at any adjournments thereof. The meeting will be held in the Williams Resource Center on April 23, 2008 at 10:00 a.m. Central Time at One Williams Center, Tulsa, Oklahoma. Holders of record of common units at the close of business on February 25, 2008 were entitled to notice of, and are entitled to vote at, the annual meeting and any adjournments thereof, unless such adjournment is for more than 45 days, in which event our general partner’s board of directors is required to set a new record date. Unless otherwise indicated, the terms “Partnership,” “Magellan,” “our,” “we,” “us” and similar terms refer to Magellan Midstream Partners, L.P., together with our subsidiaries.

Proposal

At our 2008 annual meeting of limited partners, we are asking our unitholders to consider and act upon the election of two Class III directors to serve until our 2011 annual meeting (the “Class III Director Election Proposal”).

Quorum Required

The presence, in person or by proxy, of the holders as of the record date of a majority of our outstanding common units is necessary to constitute a quorum for purposes of voting on the proposal at the annual meeting. Withheld votes will count as present for purposes of establishing a quorum on the proposal.

Vote Required

Directors on our general partner’s board of directors are elected by a plurality of the votes cast by the holders of our outstanding common units. A plurality occurs when more votes are cast for a candidate than those cast for an opposing candidate. Each common unit entitles the holder thereof as of the record date to one vote. Unitholders are not entitled to cumulative voting. Cumulative voting is a system for electing directors whereby a security holder is entitled to multiply his number of securities by the number of directors to be elected and cast the total number of votes for a single candidate or a select few candidates.

A unitholder eligible to vote on the Class III Director Election Proposal may: (1) vote for the election of both of the nominees named herein; (2) withhold authority to vote for both of the nominees; or (3) vote for the election of one of the nominees and withhold authority to vote for the other nominee. Under the applicable rules of the New York Stock Exchange (“NYSE”), brokers that are members of the NYSE are permitted to vote a client’s proxy in their own discretion as to the election of directors to the board of directors of our general partner if the broker has not received instructions from the unitholder on this proposal.

How to Vote

You may vote in person at the annual meeting, by telephone, by internet or by proxy. Even if you plan to attend the annual meeting, we encourage you to complete, sign and return your proxy card or vote by following the telephone or internet voting instructions on the proxy card in advance of the annual meeting.

In Person

If you plan to attend the annual meeting and wish to vote in person, we will give you a ballot at the meeting. However, if your units are held in the name of a broker, you must obtain from the brokerage firm an account statement, letter or other evidence satisfactory to us of your beneficial ownership of the units.

Telephone

Please dial the toll-free telephone number set forth on the proxy card and follow the audio instructions. You will need the control number contained on your proxy card.

Internet

Go to the website set forth on the proxy card and follow the on-screen instructions. You will need the control number contained on your proxy card.

Proxy

Please mail your completed, signed and dated proxy card in the enclosed postage-paid return envelope as soon as possible so that your units may be represented at the annual meeting.

Revoking Your Proxy or Changing Your Telephone or Internet Vote

You may revoke your proxy before it is voted at the annual meeting as follows:

•	by delivering, before or at the annual meeting, a new proxy with a later date;

•	by delivering, on or before the business day prior to the annual meeting, a notice of revocation to the Secretary of our general partner at the address set forth in the notice of the annual meeting;

•	by attending the annual meeting in person and voting, although your attendance at the annual meeting, without actually voting, will not by itself revoke a previously granted proxy; or

•	if you have instructed a broker to vote your units, you must follow the directions received from your broker to change those instructions.

You may change your telephone vote as often as you wish by following the procedures for telephone voting. The last known vote in the telephone voting system as of the beginning of the annual meeting at 10:00 a.m. Central Time on April 23, 2008 will be counted.

You may change your internet vote as often as you wish by following the procedures for internet voting. The last known vote in the internet voting system as of the beginning of the annual meeting at 10:00 a.m. Central Time on April 23, 2008 will be counted.

Outstanding Common Units Held on Record Date

As of the record date, there were 66,743,730 outstanding common units that were entitled to notice of and are entitled to vote at the annual meeting.

Solicitation and Mailing of Proxies

The expense of preparing, printing and mailing this proxy statement and the proxies solicited hereby will be borne by us. In addition to the use of the mail, proxies may be solicited by representatives of our general partner in person or by telephone, electronic mail or facsimile transmission. These representatives will not be additionally compensated for such solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection therewith. If undertaken, we expect the expenses of such solicitation by representatives of our general partner to be nominal. We will also request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of our common units as of the record date and will provide reimbursement for the cost of forwarding the proxy materials in accordance with customary practice. We have retained Morrow & Co., Inc. to aid in the solicitation of proxies. The fees of Morrow & Co., Inc. are $5,000, plus reimbursement of its reasonable costs.

Only one annual report and proxy statement will be delivered to multiple unitholders sharing an address, if possible, unless we have received contrary instructions from one or more of the unitholders. If you have questions about the annual meeting or need additional copies of this proxy statement or additional proxy cards, please contact our proxy solicitation agent as follows:

Morrow & Co., Inc.

470 West Avenue

Stamford, Connecticut 06902

Email: magellaninfo@morrowco.com

Phone (unitholders): (800) 607-0088

Phone (banks and brokerage firms): (203) 658-9400

Other Matters for 2008 Annual Meeting

We know of no matters to be acted upon at the annual meeting other than the proposal included in the accompanying notice and described in this proxy statement. If any other matter requiring a vote of unitholders arises, including a question of adjourning the annual meeting, the persons named as proxies in the accompanying proxy card will have the discretion to vote thereon according to their best judgment of what they consider to be in the best interests of our partnership. The accompanying proxy card confers discretionary authority to take action with respect to any additional matters that may come before the meeting or any adjournment thereof.

Important Notice Regarding the Availability of Proxy Materials

for the Unitholder Meeting to Be Held on April 23, 2008

This proxy statement and our annual report to unitholders are available at www.magellanlp.com.

CLASS III DIRECTOR ELECTION PROPOSAL

We are a limited partnership. We do not have our own board of directors and do not have any employees. We are managed and operated by the officers of, and are subject to the oversight of the board of directors of, our general partner. The total number of directors on our general partner’s board of directors is currently set at eight and there is one vacancy.

The terms of the directors of our general partner’s board are “staggered” and the directors are divided into three classes. At each annual meeting, only one class of directors is elected and, upon election, directors in that class serve for a term of three years, subject to a director’s earlier resignation or removal.

At the 2008 annual meeting, our unitholders will consider and act upon a proposal to elect two Class III directors to our general partner’s board of directors to serve until the 2011 annual meeting of limited partners. Both of the Class III nominees have consented to serve as a director if so elected. The persons named as proxies in the accompanying proxy card, who have been designated by the board of directors of our general partner, intend to vote for the election of the Class III director nominees unless otherwise instructed by a unitholder in a proxy card. If these nominees become unable for any reason to stand for election as a director of our general partner, the persons named as proxies in the accompanying proxy card will vote for the election of such other person or persons as the board of directors of our general partner may recommend and propose to replace such nominee or nominees.

Information concerning the two Class III director nominees, along with information concerning the current Class I and Class II directors whose terms of office will continue after the annual meeting, is set forth below.

CLASS III DIRECTOR NOMINEES — If Elected, Term Expires at the 2011 Annual Meeting of Limited Partners

James R. Montague, 60, has served as an independent director of our general partner since November 21, 2003. He has been retired since 2003. From 2001 to 2002, Mr. Montague served as President of EnCana Gulf of Mexico, Inc., an oil and gas exploration and production business. From 1996 to 2001, he served as President of two subsidiaries of International Paper Company (“International Paper”), IP Petroleum Company, an oil and gas exploration and production company, and GCO Minerals Company, a company that manages International Paper’s mineral holdings. Mr. Montague serves as a director of Atwood Oceanics, Inc. and the general partner of Penn Virginia Resource Partners, L.P. Mr. Montague’s nomination was recommended by our general partner’s board of directors.

Don R. Wellendorf, 55, is currently our Chairman of the Board (“Chairman”) and has served as a director, President and Chief Executive Officer (“CEO”) of our general partner since November 15, 2002. He is also Chairman, President and CEO of Magellan Midstream Holdings GP, LLC (“MGG GP”), the general partner of Magellan Midstream Holdings, L.P. (NYSE: MGG), which is the owner of our general partner. Mr. Wellendorf is also President and CEO of MGG Midstream Holdings GP, LLC (“MGG Holdings GP”), the general partner of MGG Midstream Holdings, L.P. (“MGG MH”), which is the owner of MGG’s general partner. Prior to November 2002, Mr. Wellendorf served as Senior Vice President, Treasurer and Chief Financial Officer (“CFO”) of our former general partner. From 1998 to 2002, he served as a Vice President of a subsidiary of The Williams Companies, Inc. (“Williams”). Prior to Williams’ merger with MAPCO Inc. (“MAPCO”), he served in various management positions since joining MAPCO in 1979. Mr. Wellendorf’s nomination was recommended by our general partner’s board of directors.

CLASS I DIRECTORS — Term Expires at the 2009 Annual Meeting of Limited Partners

George A. O’Brien, Jr., 59, has served as an independent director of our general partner since December 12, 2003. Mr. O’Brien is currently the President and CEO of Pacific Lumber Company. From 1988 until 2005, he worked for International Paper where he served as Senior Vice President of Forest Products responsible for its forestry, wood products, minerals and specialty chemicals businesses. Other responsibilities during his tenure at International Paper included corporate development, CFO of its New Zealand subsidiary and operations management. In January 2007, Pacific Lumber Company filed for voluntary reorganization under Chapter 11 of the United States Bankruptcy Code.

Thomas S. Souleles, 39, has served as a director of our general partner since December 13, 2004. He also serves as a director of MGG GP and MGG Holdings GP. Mr. Souleles has been employed by Madison Dearborn Partners, LLC since 1995 where he serves as a Managing Director, jointly leading the firm’s basic industries practice. He is also a director of Great Lakes Dredge & Dock Corporation and Packaging Corporation of America.

CLASS II DIRECTORS — Term Expires at the 2010 Annual Meeting of Limited Partners

John P. DesBarres, 68, has served as an independent director of our general partner since May 19, 2005. He was formerly Chairman, President and CEO of Transco Energy Company (“Transco”) until his retirement in 1995. Prior to joining Transco in 1991, he was Chairman, President and CEO for Santa Fe Pacific Pipelines, Inc.

Mr. DesBarres also currently serves as a board member for American Electric Power Company, Inc. and for the general partner of Penn Virginia Resource Partners, L.P.

Patrick C. Eilers, 41, has served as a director of our general partner since June 17, 2003. He also serves as a director of the general partner of MGG GP and MGG Holdings GP. Mr. Eilers is a Managing Director of Madison Dearborn Partners, LLC overseeing the firm’s energy, power and chemicals practice. Prior to joining Madison Dearborn Partners in 1999, he served as a Director with Jordan Industries, Inc. and as an Associate with IAI Venture Capital, Inc. He also played professional football with the Chicago Bears, the Washington Redskins and the Minnesota Vikings from 1990 to 1995.

Thomas T. Macejko, Jr., 33, has served as a director of our general partner since January 29, 2007. He also serves as a director of MGG GP. Since 2004, Mr. Macejko has served as a Vice President of Madison Dearborn Partners, LLC. Prior to joining Madison Dearborn Partners, LLC, Mr. Macejko attended Northwestern University J.L. Kellogg Graduate School of Management. From 1998 through 2002, he was an analyst with Madison Dearborn Partners, LLC and Deutsche Banc Alex. Brown.

THE BOARD OF DIRECTORS OF OUR GENERAL PARTNER UNANIMOUSLY RECOMMENDS THAT UNITHOLDERS VOTE “FOR” THE ELECTION OF JAMES R. MONTAGUE AND DON R. WELLENDORF TO CLASS III OF OUR GENERAL PARTNER’S BOARD OF DIRECTORS.

CORPORATE GOVERNANCE

Director Independence

The NYSE rules do not require the boards of directors of publicly-traded limited partnerships to be made up of a majority of independent directors. Three members of our general partner’s eight-member board of directors meet the independence and financial literacy requirements of the NYSE and the Securities and Exchange Commission (“SEC”). These independent directors are John P. DesBarres, James R. Montague and George A. O’Brien, Jr. Based on all relevant facts and circumstances, our general partner’s board of directors affirmatively determined on January 24, 2008 that these independent directors have no material relationship with us or our general partner. The following categorical standards were used by our general partner’s board of directors to determine the independence of these directors:

•

A director will not be considered independent if the director is, or has been within the last three years, an employee of MGG, our general partner or us, or if an immediate family member of a director is, or has been within the last three years, an executive officer of MGG, our general partner or us; provided, however, that employment as an interim Chairman or CEO or other executive officer will not disqualify a director from being considered independent following that employment;

•

A director who has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from MGG, our general partner or us, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), will not be considered independent; provided, however, that the following need not be considered in determining independence under this test: (i) compensation received by a director for former service as an interim Chairman or CEO or other executive officer and (ii) compensation received by an immediate family member for service as an employee (other than an executive officer) of MGG, our general partner or us;

•

A director will not be considered independent if (i) the director or an immediate family member is a current partner of a firm that is our internal or external auditor; (ii) the director is a current employee of such a firm, (iii) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or

(iv) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on our audit within that time;

•

A director or immediate family member who is, or has been within the last three years, employed as an executive officer of another company where any of MGG’s, our general partner’s or our present executive officers at the same time serves or served on that company’s compensation committee will not be considered independent; and

•

A director who is a current employee, or whose immediate family member who is a current executive officer, of a company that has made payments to, or received payments from, MGG, our general partner or us for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues, will not be considered independent; provided, however, that charitable organizations will not be considered to be a company for purposes of this test.

John P. DesBarres serves on the board of directors of American Electric Power Company, Inc. In the ordinary course of our business, we incur power costs with Public Service Company of Oklahoma, which is a subsidiary of American Electric Power Company, Inc. This relationship was not required to be disclosed in the section below entitled “Related Person Transactions,” but was considered by our general partner’s board of directors in determining the independence of Mr. DesBarres.

2007 Meetings of the Board of Directors and its Committees

The board of directors of our general partner held five board meetings, eight audit committee meetings and three compensation committee meetings, which is a total of 16 meetings during 2007. During 2007, no director attended fewer than 75% of: (1) the total number of meetings of our general partner’s board of directors held during the period for which he was a director; and (2) the total number of meetings held by all committees of the board on which he served during the periods that he served, with the exception of Thomas T. Macejko, Jr. Our general partner’s board of directors does not have a policy with respect to the board members’ attendance at annual meetings. At our 2007 annual meeting of limited partners, all of our directors were in attendance, with the exception of Thomas T. Macejko, Jr. and George A. O’Brien, Jr.

Board Committees

Our general partner’s board of directors has three standing committees: (1) audit committee; (2) compensation committee; and (3) conflicts committee.

Audit Committee. The members of the audit committee are John P. DesBarres, James R. Montague and George A. O’Brien, Jr. Our general partner’s board of directors has determined that each of these directors meets the independence and financial literacy requirements of the NYSE. Mr. O’Brien is the chairman of the audit committee. Our general partner’s board of directors has determined that Mr. O’Brien is an audit committee financial expert. The audit committee, among other things, reviews our external financial reporting, retains our independent registered public accounting firm, approves and pre-approves services provided by the independent registered public accounting firm and reviews procedures for internal auditing and the adequacy of our internal accounting controls. More information regarding the functions performed by the audit committee is set forth below in the section entitled “2007 Report of the Audit Committee.” Our general partner’s board of directors has adopted a written charter for the audit committee, which is available on our website at www.magellanlp.com.

2007 Report of the Audit Committee

The audit committee of the Board of Directors of Magellan GP, LLC, acting in its capacity as the general partner of Magellan Midstream Partners, L.P. (referred to in this report as the “Partnership”), oversees the Partnership’s financial reporting process on behalf of the board of directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls.

In fulfilling its oversight responsibilities, the audit committee reviewed with management the audited financial statements contained in the Annual Report on Form 10-K for the year ending December 31, 2007. The review included a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Partnership’s independent registered public accounting firm, Ernst & Young LLP, is responsible for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles. The audit committee reviewed with Ernst & Young LLP their judgment as to the quality, not just the acceptability, of the Partnership’s accounting principles and such other matters as are required to be discussed with the audit committee under generally accepted auditing standards.

The audit committee discussed with Ernst & Young LLP the matters required to be discussed by Statement of Auditing Standards 61 (Codification of Statements on Auditing Standards, AU § 380), as may be modified or supplemented. The committee received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and has discussed with Ernst & Young LLP its independence from management and the Partnership.

Based on the reviews and discussions referred to above, the audit committee recommended to the board of directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the SEC.

Dated: February 27, 2008

Submitted By:

Audit Committee

George A. O’Brien, Jr., Chair

John P. DesBarres

James R. Montague

The foregoing report shall not be deemed to be incorporated by reference by any general statement or reference to this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under those Acts.

Compensation Committee. The NYSE rules do not require publicly-traded limited partnerships’ boards of directors to have a standing compensation committee. Nevertheless, our general partner’s board of directors has elected to have a compensation committee, which is comprised of each member of the board of directors. Mr. DesBarres is the chairman of our compensation committee. Our compensation committee makes decisions regarding all components of our general partner’s executive officers’ compensation, with the exception of benefits, which are provided through an affiliate, as well as decisions regarding independent directors’ compensation. The board of directors of our general partner did not modify or reject in any material way any action or recommendation by our compensation committee during 2007. Our general partner’s board of directors has adopted a written charter for our compensation committee, which is available on our website at www.magellanlp.com.

The primary purpose of our compensation committee is to assist our general partner’s board of directors in fulfilling its responsibility to motivate the executive officers of our general partner and key employees of MGG GP who provide services to us toward the achievement of certain business objectives and to align their focus with the long-term interests of our unitholders by establishing or recommending appropriate compensation for these executive officers and key employees. Our compensation committee has the authority to retain and terminate consultants, external counsel or other advisors or experts for this purpose and to determine the terms and conditions of any such engagement, including the authority to approve fees and other retention terms. Our compensation committee also has the authority to authorize, assign and/or delegate matters within its oversight, power or responsibility directly to a subcommittee of our general partner’s board of directors or to employees of MGG GP who provide services to us, subject to limitations imposed by law or any plan or document.

Our compensation committee has historically directly engaged an independent executive compensation consulting firm to assist with the annual evaluation of executive compensation and the appropriate amount of independent director compensation. The independent executive compensation consulting firm retained directly by our compensation committee in 2007 was Compass Consulting and Benefits. The consulting firm provides recommended total compensation amounts for each of our general partner’s executive officers. With the exception of the CEO, our general partner’s executive officers do not play a role in determining or recommending the amount or form of executive compensation. The CEO reviews the recommendations of the consulting firm and provides any further recommendations to our compensation committee regarding the total amount of compensation for our general partner’s executive officers. The CEO is a member of our compensation committee; however, he recuses himself from all decisions regarding his compensation.

Conflicts Committee. The members of the conflicts committee are John P. DesBarres, James R. Montague and George A. O’Brien, Jr. Mr. Montague is the chairman of the conflicts committee. At the request of our general partner’s board of directors, the conflicts committee reviews specific material matters that may involve conflicts of interest with our general partner and its affiliates and determines if the resolution of the conflict of interest is fair and reasonable to us. Any matters approved by the conflicts committee are conclusively deemed to be fair and reasonable to us, approved by all of our partners and not a breach by our general partner of any duties it may owe to us or our unitholders.

Director Nominations

The NYSE rules do not require publicly-traded limited partnerships’ boards of directors to have a standing nominating committee. It is the view of our general partner’s board of directors that, in lieu of a standing nominating committee, the entire board shall serve the function of a nominating committee. Each member of our general partner’s board of directors participates in the consideration of director nominees. Our general partner’s board of directors has not adopted a nominating committee charter.

The minimum qualifications that our general partner’s board of directors believes must be met in order to recommend a nominee as a director are set forth in our Corporate Governance Guidelines, which have been approved by our general partner’s board of directors and are available on our website at www.magellanlp.com. Our general partner’s board of directors relies on its members to identify and evaluate nominees for director. Nominees recommended by unitholders will be evaluated by our general partner’s board of directors in the same manner as nominees recommended by a member of the board of directors.

Communications to the Board of Directors

The non-management members of our general partner’s board of directors meet quarterly following each regularly scheduled board meeting. The presiding director at these non-management board member meetings is George A. O’Brien, Jr. You may send communications to our general partner’s board of directors by calling our Action Line at 1-888-475-9501. All messages received for the board of directors will be forwarded directly to Mr. O’Brien, the chairman of the audit committee.

EXECUTIVE OFFICERS OF OUR GENERAL PARTNER

John D. Chandler, 38, currently serves as Senior Vice President, CFO and Treasurer. He also serves as Vice President, CFO and Treasurer of MGG GP and MGG Holdings GP. He was Director of Financial Planning

and Analysis and Director of Strategic Development for a subsidiary of Williams from 1999 to July 2002, including working for Magellan since our inception in 2000. Prior to Williams’ merger with MAPCO, Mr. Chandler held various accounting and finance positions since joining MAPCO in 1992.

Lisa J. Korner, 46, currently serves as Senior Vice President, Human Resources and Administration. Prior to joining Magellan in November 2002, she served as Executive Director of HR Strategy and HRIS for Williams from July 2001 to November 2002 and served as Director of Human Resources from October 1999 to July 2001. Ms. Korner also worked in various human resource management positions with MAPCO and Williams since 1989.

Michael N. Mears, 45, currently serves as Senior Vice President, Transportation and Terminals. Prior to joining Magellan in 2002, he served as a Vice President of subsidiaries of Williams from 1996 to 2003. Mr. Mears also worked in various management positions with Williams Pipe Line Company (now known as Magellan Pipeline Company, L.P.) since joining Williams in 1985.

Richard A. Olson, 50, currently serves as Senior Vice President, Operations and Technical Services. Prior to joining Magellan in April 2002, he served as a Vice President of subsidiaries of Williams from 1996 to 2002. Mr. Olson also worked in various management positions with Williams Pipe Line Company (now known as Magellan Pipeline Company, L.P.) since joining Williams in 1981.

Brett C. Riley, 38, currently serves as Senior Vice President, Business Development. Prior to joining Magellan in June 2003, Mr. Riley served as Director of Mergers & Acquisitions for a subsidiary of Williams from September 2000 until June 2003. He also served as Director of Financial Planning and Analysis for a subsidiary of Williams from 1998 to 2000. Mr. Riley also worked in various financial positions with MAPCO and Williams since 1992.

Lonny E. Townsend, 51, currently serves as Senior Vice President, General Counsel, Compliance and Ethics Officer and Assistant Secretary. He also serves as Vice President, General Counsel, Compliance and Ethics Officer and Secretary of MGG GP and Vice President, General Counsel and Secretary of MGG Holdings GP. Prior to joining Magellan in June 2003, Mr. Townsend was Assistant General Counsel for Williams from February 2001 to June 2003. He also served in various other legal positions with Williams since 1991.

Don R. Wellendorf, 55, currently serves as Chairman, President and CEO. He serves in these same capacities for MGG GP and as President and CEO of MGG Holdings GP. Prior to November 2002, he served as Senior Vice President, Treasurer and CFO of our former general partner. From 1998 to March 2003, he served as a Vice President of a subsidiary of Williams. Prior to Williams’ merger with MAPCO, he served in various management positions since joining MAPCO in 1979.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Compensation Discussion and Analysis

Overview

Our compensation program is administered by our compensation committee. Our compensation program consists of the following four components: (i) base salary; (ii) long-term incentive program (“LTIP”); (iii) annual non-equity incentive program (“AIP”); and (iv) benefits.

The objective of our compensation program is to compensate our executive officers in a manner that: (i) links our executive officers’ compensation to the achievement of our business and strategic goals; (ii) aligns their interests with those of our unitholders; (iii) recognizes individual contributions; and (iv) attracts, motivates and retains highly-talented executives.

Our compensation committee engaged the independent executive compensation consulting firm of Compass Consulting and Benefits to assist with the annual evaluation of executive compensation by assisting in: (i) the determination of the appropriate level of compensation for each named executive officer (“NEO”) and (ii) the development of the appropriate level of compensation for achieving the established benchmarks for each performance metric. Our NEOs constitute the CEO, CFO and the top three highest paid executive officers of our general partner.

Market Analysis

Our compensation committee, in consultation with Compass Consulting and Benefits, utilized third party surveys published by Mercer and Towers Perrin, and an industry specific survey by Effective Compensation, Inc. to evaluate our NEOs’ compensation. Additionally, peer data of other master limited partnerships (“MLPs”) was obtained and utilized in developing a benchmark for our NEO’s compensation. The benchmark ultimately selected as the best possible representation of the applicable market was the MLP Market Benchmark, as described below.

MLP Market Benchmark

As in prior years, the MLP Market Benchmark was defined as 110% of the median compensation of 11 MLPs. These MLPs were chosen because they had a market capitalization of $1 billion to $10 billion, they were in businesses similar to ours and/or they were companies with which we compete for employees. The MLP Market Benchmark was set at 110% of the median compensation of the peer MLPs because more than half of the MLPs’ compensation structures are suppressed reflecting their dependence on parent organizations for services and management as opposed to our stand-alone organization.

The MLP Market Benchmark was comprised of the following MLPs: Alliance Resource Partners, L.P., AmeriGas Partners, L.P., Enbridge Energy Partners, L.P., Energy Transfer Partners, L.P., Enterprise Products Partners L.P., Ferrellgas Partners, L.P., NuStar L.P., ONEOK Partners, L.P., Plains All American Pipeline, L.P., Sunoco Logistics Partners L.P. and TEPPCO Partners, L.P.

Internal Analysis

In addition to the MLP Market Benchmark, our compensation committee reviewed internal tally sheets to evaluate the appropriate amount of each NEO’s compensation based upon wealth accumulation. The compensation committee felt the wealth accumulated by our NEOs was in line with the increase in unitholder value and was, therefore, appropriate. Internal pay equity percentages of the CEO’s total compensation compared to the NEOs’ total compensation, as well as to each level of compensation in the organization, were also evaluated and determined to be appropriate by our compensation committee.

Internal Allocations

Three of our NEOs are also the NEOs of MGG, which owns our general partner. These three NEOs spend the majority of their time managing us, and we are responsible for the majority of their compensation. Except for material changes to the compensation philosophy, the board of directors of MGG has delegated responsibility for decisions related to compensation of these NEOs to our compensation committee. Based on the estimated time each of these NEOs spent managing our affairs, our general partner’s board of directors agreed that the following percentages for each NEO’s base salary, AIP payout and benefits would be allocated between us and MGG:

NEO	Our Allocation	MGG Allocation
Don R. Wellendorf, CEO	85%	15%
John D. Chandler, CFO	85%	15%
Lonny E. Townsend	85%	15%

Our general partner’s board of directors reviews these allocations periodically to determine whether they are appropriate. As discussed below, our LTIP is designed to motivate employee contributions toward our long-term growth through ownership in us. Therefore, no cost associated with the LTIP is allocated to MGG.

Base Salary

Base salary for each NEO is derived from MLP Market Benchmark data with respect to base salaries for each position and is set at amounts that are deemed competitive in the various labor markets where we compete for executive talent. In evaluating 2007 base salaries for our NEOs, our compensation committee determined that the base salaries of our NEOs were significantly lower than the MLP Market Benchmark. This finding was consistent with previous years’ evaluations. As a result, increases were awarded in 2007 to bring our NEOs’ base salaries closer to the MLP Market Benchmark. Our compensation committee intends to increase our NEOs’ base salaries up to the MLP Market Benchmark over time.

Long-Term Equity Incentive Compensation

Our LTIP is designed to: (i) aid in the retention of key employees who are important to the success of our organization; (ii) motivate employee contributions toward long-term growth through ownership in our organization; and (iii) align potential increases in compensation to long-term increases in unitholder value. All awards granted under the terms of our LTIP have been in the form of phantom units without distribution equivalent rights (“Phantom Units”). It has been the practice of our compensation committee to grant Phantom Units to our NEOs during the first quarter of each year, as soon as our compensation committee has established appropriate performance metrics.

2007 LTIP

Our compensation committee believes it is important to place a significant amount of the total compensation for the NEOs at risk in the form of long-term variable incentive compensation instead of base pay thereby subjecting a significant percentage of NEOs’ compensation to risks that are similar to the risk experienced by our unitholders. The compensation committee further believes that properly structured performance-based compensation will encourage long-term management strategies that will benefit our unitholders. The compensation committee used the MLP Market Benchmark to develop appropriate LTIP payout targets for each NEO that would enable us to remain competitive on a total compensation basis. Phantom Unit awards were granted to each NEO in 2007 and are subject to performance measurements for the 2007, 2008 and 2009 fiscal years and a vesting period ending December 31, 2009. Details of the individual awards are included in the “Grants of Plan-Based Awards” table in this proxy statement. The table below reflects the 2007 LTIP payout target for each NEO expressed as a percentage of their annual salary.

NEO	2007 LTIP Payout Target
Don R. Wellendorf, CEO	120%
John D. Chandler, CFO	95%
Michael N. Mears	69%
Richard A. Olson	75%
Lonny E. Townsend	75%

Phantom Unit awards are subject to forfeiture if employment is terminated for any reason other than for retirement, death or disability prior to the vesting date. If an award recipient retires, dies or becomes disabled prior to the end of the vesting period, the recipient’s grant will be prorated based upon the completed months of employment during the vesting period and the award will be paid at the end of the vesting period. The awards do not have an early vesting feature except when there is a change-in-control of our general partner combined with an associated constructive termination. The change-in-control provisions of our LTIP are discussed in the section below entitled “Termination or Change-in-Control Provisions.”

For the 2007 Phantom Unit awards, our compensation committee retained the three-year vesting feature employed in connection with prior year grants, but established three equally-weighted one-year tranches within the vesting period. Our compensation committee adopted distributable cash flow per limited partner unit as the performance metric for these awards, with specific performance targets for each one-year tranche to be set at the beginning of each year. Payout percentages for each tranche are calculated based on actual results at the end of each year. At the end of the vesting period in 2009, the sum of all three years’ calculated payouts will vest and be paid to the participants, subject to a 20% discretionary adjustment to be determined by our compensation committee.

The threshold, target and stretch performance levels established by our compensation committee are designed to motivate individual performance and should not be considered projections of actual financial performance. When actual results are at or below threshold, the payout percentage will be 0%. When actual results are at target (expected performance), the payout percentage is 100% and when results are at stretch, the payout percentage is 200%. The payout percentage for results between threshold and stretch are interpolated. Additional information regarding the performance targets for the 2007 and 2008 tranches, as well as actual results for the 2007 tranche, are described in the “Narrative Disclosure to the Summary Compensation Table” and “Grants of Plan-Based Awards Table” of this proxy statement.

A discussion of amounts paid to our NEOs under our LTIP for 2005 Phantom Unit awards that vested on December 31, 2007 can be found in the section entitled “Units Vested.”

Changes to the LTIP for 2008

The performance metric that will be used for Phantom Unit awards granted in 2008 pursuant to the LTIP was adopted at the January 2008 compensation committee meeting. The compensation committee retained the performance metric of distributable cash flow per limited partner unit as the appropriate measure to link the NEOs’ increase in value to that realized by our unitholders. The compensation committee also retained the three-year vesting feature for the plan. However, the compensation committee felt it was appropriate to return to a longer-term outlook on performance for the company, and so adopted pro forma distributable cash flow per limited partner unit for the third year of the three-year vesting period as the performance metric for these awards, versus the three separate annual metrics associated with the 2007 awards. Additionally, in order to focus the NEOs on the business objective of year-over-year growth in cash flow generated by our core businesses, the metric excludes the impact of certain commodity margins.

Annual Non-Equity Incentive Program

The objective of our AIP is to provide a flexible pay-for-performance reward system that is paid out in cash and linked to our annual financial and operational performance. Our compensation committee establishes a funding metric to ensure that certain levels of profitability are met before any AIP payments are made. Regardless of whether the funding metric is met, funding of our AIP is at the discretion of our compensation committee. Our compensation committee also sets performance metrics that are used to measure results such as profitability, safety and other results. Each performance metric used for our AIP has an established threshold amount below which no payout would be made. This reflects the view of our compensation committee that it is inappropriate to pay annual non-equity incentive compensation for results that do not meet minimum performance expectations.

Our compensation committee utilized the MLP Market Benchmark to establish the appropriate AIP target levels for each NEO. In evaluating the 2007 AIP target levels, it was determined that the target for our CEO was significantly below the MLP Market Benchmark, consistent with prior years’ evaluations. Therefore, our compensation committee set our CEO’s 2007 AIP target at approximately 85% of the MLP Market Benchmark with the goal of achieving the MLP Market Benchmark over time. Our CFO and other NEOs’ 2007 AIP targets were already near the MLP Market Benchmark with respect to non-equity incentives; therefore, only slight adjustments to their targets were made. The table below reflects the 2007 AIP target for each NEO expressed as a percentage of their annual salary.

NEO	2007 AIP Target
Don R. Wellendorf, CEO	80%
John D. Chandler, CFO	50%
Michael N. Mears	50%
Richard A. Olson	50%
Lonny E. Townsend	50%

2007 AIP

The funding and performance metrics of our AIP are the same for all participants, including our NEOs. The performance metrics selected for 2007 included components that could be influenced by most employees within our organization, thereby creating a clear line-of-sight for employees between performance and compensation. Each performance metric was chosen to reflect its importance to the organization and was weighted by our compensation committee to reflect our major business objectives for the year. Threshold, target and stretch performance levels were set for each performance metric. The threshold, target and stretch performance levels established by our compensation committee were designed to motivate individual performance primarily in our core business and therefore should not be considered to be projections of our actual financial performance.

After the funding metric is met, payout percentages for each performance metric are determined based on actual results attained for each metric multiplied by the weight assigned to that metric. When actual results are at or below threshold, the payout percentage is at 0% for that metric; when actual results are at target (expected performance), the payout percentage is 100%; and when results are at stretch, the payout percentage is 200%. The payout percentage for results between threshold and stretch are interpolated. The payout percentage is then multiplied by the weight of the metric to calculate a payout percentage.

The funding metric for our 2007 AIP was Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) less maintenance capital. The target established for the funding metric in 2007 was $285.0 million and our actual results for 2007 were $356.0 million. Since our 2007 actual results exceeded the funding metric, our compensation committee exercised its discretion to fund our AIP for 2007. For more information, please see the reconciliation of EBITDA less maintenance capital to our 2007 actual results in the section entitled “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” in this proxy statement.

The performance metrics and associated weights used for our 2007 AIP were as follows:

•

EBITDA less Maintenance Capital – 75% Weight – This metric focuses attention on the ultimate means by which our operations provide a return to our partners, specifically generating distributable cash flow. The attainment of target for this particular metric helps ensure that we have generated sufficient cash flow to maintain or increase the distributions we pay to our unitholders.

•

Environmental – High Consequence Releases – 15% Weight – This metric measures the number of high consequence product releases from our terminals or pipeline systems and focuses attention on both the environmental aspects of our business as well as cost control since these releases can result in significant expense. Payout under this metric will be zero if a fatality occurs as a direct result of a release from any asset we operate or any high consequence release that exceeds, or is expected to exceed, $2.5 million in clean up and third party damage expenses.

•

Safety – Occupation Safety and Health Act (“OSHA”) Recordable Incident Rate (“IR”) – 10% Weight – This metric focuses attention on the health and safety of employees. Payout under this metric will be zero if a fatality occurs related to activities under our control.

All payouts under our AIP are eligible for consideration under the terms of the Magellan Pension Plan and the Magellan 401(k) Plan, subject to Internal Revenue Service (“IRS”) limitations.

Changes to the AIP for 2008

The performance metrics that will be used for the 2008 AIP were revised and adopted at the January 2008 compensation committee meeting. In an attempt to encourage growth in our core businesses, our compensation committee adopted a financial metric of EBITDA less Maintenance Capital excluding the impact of certain commodity margins. This change from the 2007 AIP financial metric was made to better align this metric with those core activities of the company that can be most affected by the additional focus and motivation provided by the AIP. A separate financial metric specific to commodity-related activities was created to incentivize growth in cash flow generated by those activities. This commodity-related metric was given less weight than the other financial metric, reflecting the fact that such activities are subject to changing market prices, the impact of which to our financial results is not always under the control of our employees. In order to encourage employees to focus on preventing releases that significantly impact people or the environment, our compensation committee also modified the Environmental performance metric to include a separate metric measuring those incidents involving human error. Additionally, we will continue our focus on environmental stewardship and have revised the minimum amount for a release to be considered a high consequence release.

The performance metrics and associated weights that will be used for the 2008 AIP are as follows:

•

EBITDA less Maintenance Capital – 65% Weight – This metric focuses attention on the ultimate means by which our operations provide a return to our partners, specifically generating distributable cash flow. The attainment of target for this particular metric ensures that we have generated sufficient cash flow to maintain or increase the distributions we pay to our unitholders.

•

Commodity Margins – 10% Weight – Commodity margins reflect the contribution commodities can have on the generation of distributable cash, but also recognizes that most employees cannot directly impact the performance of these activities and market price changes can significantly influence results.

•

Safety – OSHA Recordable IR – 10% Weight – This metric focuses attention on the health and safety of employees. Payout under this metric will be zero if a fatality occurs related to activities under our control.

•

Environmental – High Consequence Releases – 8% Weight – This metric measures the number of high consequence product releases from our terminals or pipeline systems and focuses attention on both the environmental aspects of our business and cost control since these releases can result in significant expense. Payout under this metric will be zero if a fatality occurs as a direct result of a release from any asset we operate or any high consequence release that exceeds, or is expected to exceed, $2.5 million in clean up and third party damage expenses.

•

Environmental – Human Error Releases – 7% Weight—This metric measures the number of releases of one barrel or more due to human error by an employee or a contractor under our control. Payout under this metric will be zero if a fatality occurs as a result of a release (regardless of human error) or any one human error release exceeds, or is expected to exceed, $2.5 million in cleanup and third party damage expenses.

In addition, the compensation committee changed the payout percentage for achieving the threshold for each performance metric. In 2007, when actual results were at threshold, the payout percentage was 0% for each performance metric. In 2008, when actual results are precisely at threshold, the payout percentage is 50% for each performance metric. This change was made based on a recommendation by the independent executive compensation consulting firm in order to maintain the competitiveness of the AIP design as compared to our peers.

Benefits

The employee benefits available to eligible participants, including our NEOs, are designed to be competitive within the energy industry and are comprised of a pension plan, 401(k) plan and health and welfare plan. Our NEOs who elect to participate in the Magellan Health and Welfare Plan are required to participate on an after-tax basis instead of on a pre-tax basis like other participants. Our NEOs do not participate in a supplemental employment retirement benefit (“SERP”) of any kind.

Termination or Change-in-Control Provisions

None of our NEOs has an employment contract or agreement, whether written or unwritten, that provides for payments at, following or in connection with, any termination of employment or a change-in-control in our general partner other than the same severance plan and other provisions that apply to all other employees. Payments to our NEOs associated with a position elimination or a change-in-control of our general partner are provided for under the Magellan Severance Plan and under the LTIP as follows:

•	The Magellan Severance Plan provides severance benefits to eligible participants, including our NEOs, based upon years of service for the following termination events:

o	Position Elimination – Benefits payable to the NEO are two weeks of base salary pay for every complete year of service with a minimum of six weeks of base salary and a maximum of fifty-two weeks of base salary; and

o	Change-in-Control – As defined in the plan, to receive severance pay benefits due to a change-in-control, the NEO must resign voluntarily for good reason or be terminated involuntarily for other than performance reasons within two years following a change-in-control. Benefits payable to the NEO are two weeks of base salary pay for every complete year of service with a minimum of twelve weeks of base salary and a maximum of fifty-two weeks of base salary.

•

The change-in-control provisions of our LTIP state that in the event a participant, including any of our NEOs, resigns voluntarily for good reason or is terminated involuntarily for other than performance reasons within two years following a change-in-control as defined in the LTIP, all awards granted to that NEO will immediately vest and all performance criteria associated with the award grants will be deemed to have been achieved at their maximum level.

We provide these benefits because we believe they are consistent with the benefits provided by other MLPs with which we compete. In addition, we believe that change-in-control severance benefits help assure continuity of leadership both before and after the effective date of any change-in-control. Additional information and details regarding potential payments to our NEOs can be found in the section below entitled “Potential Payments Upon Termination or Change-In-Control of our General Partner.”

Distributions on NEOs’ Personal Investments in MGG MH

MGG MH is the sole owner of the general partner of MGG, which in turn is the sole owner of our general partner. Certain of our NEOs have made a personal investment in Class B common units of MGG MH which constitute 4% of the total ownership of MGG MH as of December 31, 2007. These Class B common units vest over time. In 2007, the NEOs listed below received distributions from MGG MH due to their ownership of the Class B common units. The distributions on these personal investments did not reduce our cash flows. We recognize compensation expense for the amount of distributions paid on unvested units only when it becomes probable that the unvested units will not vest. We recognized no such compensation expense in 2007.

NEO	2007 Total Distributions from MGG MH on Vested and Unvested Class B Common Units
Don R. Wellendorf, CEO	$9,825,923
John D. Chandler, CFO	$6,855,295
Michael N. Mears	$6,855,295
Lonny E. Townsend	$2,285,098

Our compensation committee recognizes these are personal investments of our NEOs in MGG MH and does not take distributions related to these investments into account in setting our NEOs’ compensation.

In April and again in October 2007 our NEOs and certain other owners of MGG MH elected to make a payment to Richard A. Olson from their distributions from MGG MH. These payments were accounted for as compensation expense to us, but were not paid by us and have no effect on the earnings per unit of the Partnership’s common units. Although no action was required by the compensation committee, the committee was informed of the transaction. MGG MH contributed the amounts to us with the proceeds it received from certain of its owners and we incurred compensation expense relative to the payments made to Mr. Olson. As the payments were made by MGG MH, they will not be taken into account in setting Mr. Olson’s future compensation from us.

Compensation Committee Report

We have reviewed and discussed the foregoing section entitled “Compensation Discussion and Analysis” with management. Based on this review and discussion, we have recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement and be incorporated by reference into Magellan Midstream Partners, L.P.’s Annual Report on Form 10-K for the year ended December 31, 2007.

Submitted By:

Compensation Committee

John P. DesBarres, Chair

Patrick C. Eilers

Thomas T. Macejko, Jr.

James R. Montague

George A. O’Brien, Jr.

Thomas S. Souleles

Don R. Wellendorf

The foregoing report shall not be deemed to be incorporated by reference by any general statement or reference to this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under those Acts.

Summary Compensation Table

The following table provides a summary of the compensation expense for the fiscal year ended December 31, 2007 for each NEO:

Name and Principal Position	Year	Salary	Unit Awards(1)	Non-Equity Incentive Program Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings(2)	All Other Compensation(3)	Total
Don R. Wellendorf, CEO and President	2007	$397,115	$832,325	$476,539	$34,932	$32,790	$1,773,701
	2006	$372,115	$987,131	$310,344	$21,866	$31,886	$1,723,342
John D. Chandler, Senior Vice President, CFO and Treasurer	2007	$245,384	$444,286	$184,038	$9,248	$39,690	$922,646
	2006	$208,269	$534,561	$130,272	$5,617	$35,392	$914,111
Michael N. Mears, Senior Vice President	2007	$245,384	$376,109	$184,038	$14,448	$22,867	$842,846
	2006	$208,269	$452,794	$130,272	$8,439	$22,041	$821,815
Richard A. Olson, Senior Vice President	2007	$226,538	$372,702	$169,904	$23,348	$2,086,604	$2,879,096
	2006	$197,923	$452,794	$123,801	$12,771	$38,342	$825,631
Lonny E. Townsend, Senior Vice President, General Counsel and Compliance and Ethics Officer	2007	$226,538	$372,702	$169,904	$28,178	$35,948	$833,270
	2006	$197,923	$452,794	$123,801	$14,247	$35,667	$824,432

(1)	See “Calculation of 2007 Unit Award Expense” below for details of these amounts.
(2)	Magellan does not offer deferred compensation programs therefore this column represents only the change in pension value for our NEOs. See narrative included with the “Pension Benefits” table in this proxy statement for more details.
(3)	Our NEOs participate in the Magellan Health and Welfare Plan on an after-tax basis. A portion of this amount includes the difference between the pre-tax and after-tax cost of obtaining these benefits, the tax gross-up for the loss of the pre-tax treatment and the Magellan 401(k) Plan matching contribution of $13,200 to each NEO. Perquisites received by the NEOs, which primarily consist of free parking, were insignificant. The amount shown for Mr. Olson includes payments totaling $2,044,812 made by MGG MH. See “Distribution on NEOs’ Personal Investments in MGG MH” above for further discussion of this matter.

Grants of Plan-Based Awards

In January 2007, our compensation committee granted Phantom Unit awards to our NEOs as detailed in the table below. Our compensation committee can, at its discretion, increase or decrease these awards by as much as 20%. These awards vest on December 31, 2009 and do not have distribution equivalent rights. The performance metrics and estimated possible payouts associated with the non-equity incentive plan awards were also approved by our compensation committee at the January 2007 meeting. A discussion of the material terms of these awards can be found under the “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” below. Details of the grant date fair market value of these awards are discussed in the following narrative section.

NEO	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			Grant Date Fair Value of Awards(1)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Don R. Wellendorf, CEO	01/25/2007	—	$320,000	$640,000	—	13,730	27,460	$442,243
John D. Chandler, CFO	01/25/2007	—	$125,000	$250,000	—	6,793	13,586	$218,802
Michael N. Mears	01/25/2007	—	$125,000	$250,000	—	5,721	11,442	$184,273
Richard A. Olson	01/25/2007	—	$115,000	$230,000	—	5,263	10,526	$169,521
Lonny E. Townsend	01/25/2007	—	$115,000	$230,000	—	5,263	10,526	$169,521

(1)	The grant date fair value of the awards was $32.21 per limited partner unit, which was calculated as the closing price of our limited partner units on the grant date less the present value of the expected distributions during the vesting period of the award grants. This amount represents the full value intended by the compensation committee in granting the award without regard for the fact that the performance measures are divided into three annual tranches and must be expensed based upon each individual tranche as disclosed below.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

As discussed in the section above entitled “Compensation Discussion & Analysis,” our compensation program consists of the following four components: (i) base salary; (ii) LTIP; (iii) AIP; and (iv) benefits. Please refer to each component’s section of the Compensation Discussion & Analysis for additional information.

Performance Metrics for the 2007 LTIP Award

The performance metric and actual results as determined by the compensation committee for the first and second year tranches are shown below. The details of the actual 2007 results for this performance metric are set forth in the narrative to the section entitled “Units Vested.” The metric for the third year tranche will be set at the January 2009 compensation committee meeting.

Metric	Weight	Threshold	Target	Stretch	Actual
2007 Distributable Cash Flow including commodity margins (per limited partner unit outstanding)	33%	$2.47	$2.76	$3.00	$3.01
2008 Distributable Cash Flow excluding commodity margins (per limited partner unit outstanding)(1)	33%	$2.41	$2.64	$2.75
2009 Distributable Cash Flow (per limited partner unit outstanding)(2)	34%	(2)	(2)	(2)
Total Calculated Payout Percentage

(1)	Established at the January 2008 compensation committee meeting.
(2)	To be determined in January 2009.

The threshold, target and stretch performance levels under the LTIP established by our compensation committee are designed to motivate individual performance primarily in our core business and therefore should not be considered to be projections of our actual financial performance.

Calculation of 2007 Unit Award Expense as disclosed in the Summary Compensation Table

The calculations of 2005 LTIP Phantom Unit awards expense recognized in 2007 are provided below:

NEO	Liability Awards Granted in 2005 (A)	Liability Recognized at December 31, 2007(1) (B)	Liability Recognized at December 31, 2006(2) (C)	2005 Unit Award Expense Recognized in 2007(3) (B) - (C)
Don R. Wellendorf, CEO	12,000	$1,040,640	$549,784	$490,856
John D. Chandler, CFO	6,540	$567,149	$299,632	$267,517
Michael N. Mears	5,540	$480,429	$253,817	$226,612
Richard A. Olson	5,540	$480,429	$253,817	$226,612
Lonny E. Townsend	5,540	$480,429	$253,817	$226,612

(1)	The payout for the 2005 award grants was based on attainment of long-term financial performance metrics. Because we exceeded the established metrics, these awards paid out at 200% of target. The liability recognized for the awards at December 31, 2007 was calculated as the number of Phantom Units granted times the per unit fair value on that date of $43.36 times the 200% payout level.
(2)	At December 31, 2006, we estimated we would exceed the financial metrics established for this award grant and recorded our LTIP accruals at 190% of target. The fair value of the 2005 Phantom Unit award grants on December 31, 2006 was $36.17 per unit. Our NEOs had completed two years of the 3-year vesting period on December 31, 2006 (66 2/3%). The liability recognized for these award grants at December 31, 2006 was calculated as the number of Phantom Units granted times the per unit fair value on that date ($36.17) times the estimated payout percentage (190%) times the percent of the vesting period completed (66 2/3%).
(3)	The amounts included in expense for purposes of this table have been calculated assuming our 2005 Phantom Unit award grants were accounted for under the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123(R), with the exception that no estimates of forfeitures have been made. Therefore, the expense amounts disclosed in this table do not agree with the compensation expense amounts recognized in our consolidated financial statements for the year ended December 31, 2007.

The calculations of 2006 LTIP Phantom Unit awards expense recognized in 2007 are provided below. For purposes of calculating compensation expense under SFAS No. 123(R), our 2006 Phantom Unit awards were treated as two separate grants: (i) 80% of the total award was classified as equity and (ii) 20% of the total award was classified as liabilities. However, in contrast to SFAS No. 123(R), the compensation expense of our NEOs in the tables below does not include adjustments for estimated forfeitures. The grant date fair value was calculated from the closing price of our common limited partner units on the grant date less the present value of the expected distributions during the vesting period.

NEO	2006 Equity-Method Unit Awards (A)	2006 Liability-Method Unit Awards (B)	Equity-Method Unit Awards At Grant Date Fair Value ($24.47) (C)	Liability-Method Unit Awards Fair Value as of December 31, 2007 ($40.68) (D)	Total Equity/ Liability Value of 2006 Unit Awards (C) + (D)
Don R. Wellendorf, CEO	9,920	2,480	$242,742	$100,886	$343,628
John D. Chandler, CFO	5,232	1,308	$128,027	$53,209	$181,236
Michael N. Mears	4,432	1,108	$108,451	$45,073	$153,524
Richard A. Olson	4,432	1,108	$108,451	$45,073	$153,524
Lonny E. Townsend	4,432	1,108	$108,451	$45,073	$153,524

NEO	Total Equity/ Liability Value of 2006 Unit Awards (a)	Assumed Performance Adjustment (b)	Calculated Value of 2006 Unit Awards at Vesting Date(1) (c)	2006 Unit Award Expense Recognized In 2006(2) (d)	2006 Unit Award Expense Recognized In 2007 (c) - (d)
Don R. Wellendorf, CEO	$343,628	190%	$435,262	$195,746	$239,516
John D. Chandler, CFO	$181,236	190%	$229,566	$103,240	$126,326
Michael N. Mears	$153,524	190%	$194,464	$87,454	$107,010
Richard A. Olson	$153,524	190%	$194,464	$87,454	$107,010
Lonny E. Townsend	$153,524	190%	$194,464	$87,454	$107,010

(1)	On December 31, 2007, the Total Calculated Value of 2006 Unit Awards at Vesting Date was based upon the assumption of a 190% performance adjustment and that our NEOs have completed two years of the three-year vesting period (66 2/3%). The value was calculated as the Total Equity/Liability Value of the awards times the 190% performance adjustment times the 66-2/3% vesting.
(2)	Expense recognized in 2006 was based upon the assumption of a target level (100%) performance adjustment and the NEOs having completed one year of the three-year vesting period (33-1/3%). The expense was calculated as the Total Equity/Liability Value times the performance adjustment times the percent of the vesting period completed (33-1/3%).

The expense recognized during 2007 assumes that the 2006 Phantom Unit awards will pay out at 190%. While management believes the 2006 Phantom Unit awards could vest at the full stretch amount of 200%, the current assumptions for accruing compensation expense reflect the uncertainties inherent in the time remaining until the 2006 Phantom Units vest.

Our 2007 Phantom Unit awards were broken equally into three separate tranches for performance metrics; therefore, under SFAS No. 123(R), these tranches are treated as three separate awards. Under each tranche of the 2007 award, 80% of the total award was classified as equity and the remaining 20% was classified a liability. The grant date fair value of the equity awards was $32.31 per limited partner unit. The grant date fair value was calculated from the closing price of our common units on the grant date less the discounted value of the expected distributions during the vesting period. Because we exceeded the established performance metrics, the first tranche of these awards will pay out at 200% and was expensed during 2007 as described below. The metrics for the second and third tranches were not established prior to December 31, 2007; therefore, no compensation expense was recognized during 2007 for these tranches of the 2007 award. The calculation of the 2007 compensation expense was as follows:

NEO	Total 2007 Unit Award	First Year Tranche	Second Year Tranche	Third Year Tranche
Don R. Wellendorf, CEO	13,730	4,576	4,576	4,578
John D. Chandler, CFO	6,793	2,264	2,264	2,265
Michael N. Mears	5,721	1,907	1,907	1,907
Richard A. Olson	5,263	1,754	1,754	1,755
Lonny E. Townsend	5,263	1,754	1,754	1,755

NEO	2007 First Year Tranche 80% Equity- Method Units at 200% Performance (A)	2007 First Year Tranche 20% Liability- Method Unit at 200% Performance (B)	Equity-Method Unit Awards At Grant Date Fair Value ($32.31) (C)	Liability-Method Unit Awards Fair Value as of December 31, 2007 ($37.86) (D)	Total Equity/ Liability Value of 2007 Unit Awards (C) + (D)
Don R. Wellendorf, CEO	7,322	1,830	$236,574	$69,284	$305,858
John D. Chandler, CFO	3,622	906	$117,027	$34,301	$151,328
Michael N. Mears	3,052	762	$98,610	$28,849	$127,459
Richard A. Olson	2,806	702	$90,662	$26,578	$117,240
Lonny E. Townsend	2,806	702	$90,662	$26,578	$117,240

NEO	Total Equity/ Liability Value of 2007 Unit Awards First Year Tranche (a)	Percentage of Vesting Period Completed (b)	2007 Unit Award First Year Tranche Expense Recognized In 2007 (a) x (b)
Don R. Wellendorf, CEO	$305,858	33-1/3%	$101,953
John D. Chandler, CFO	$151,328	33-1/3%	$50,443
Michael N. Mears	$127,459	33-1/3%	$42,486
Richard A. Olson	$117,240	33-1/3%	$39,080
Lonny E. Townsend	$117,240	33-1/3%	$39,080

The summary of expense recognized in 2007 in connection with our 2005, 2006 and 2007 Phantom Unit award grants is as follows:

NEO	2005 Unit Award Expense Recognized in 2007	2006 Unit Award Expense Recognized in 2007	2007 Unit Award Expense Recognized in 2007	Total Unit Award Expense Recognized in 2007
Don R. Wellendorf, CEO	$490,856	$239,516	$101,953	$832,325
John D. Chandler, CFO	$267,517	$126,326	$50,443	$444,286
Michael N. Mears	$226,612	$107,010	$42,486	$376,109
Richard A. Olson	$226,612	$107,010	$39,080	$372,702
Lonny E. Townsend	$226,612	$107,010	$39,080	$372,702

Non-Equity Incentive Program Compensation

The 2007 AIP payouts for each NEO are set forth in the Summary Compensation Table in the Non-Equity Incentive Program Compensation column. The table below provides the weights used for each performance metric of the 2007 AIP, the threshold, target and stretch levels established for 2007 performance, the actual 2007 results achieved and the calculated payout percentages for each metric.

2007 Annual Non-Equity Incentive Program

Performance Metrics and Year-end Result

($ in millions)

Performance Metric	Weight	2007 Results	Threshold	Target	Stretch	Calculated Payout Percentage
EBITDA less Maintenance Capital	75%	$356.0	$285.0	$324.0	$355.0	150%
Environmental – High Consequence Releases	15%	7	5	3	1	0%
Safety – OSHA Recordable IR	10%	2.35	1.30	1.17	1.04	0%

,	100%	Total Calculated Payout Percentage				150%

The reconciliation of the financial performance metric disclosed above to amounts presented in our consolidated financial statements are provided below (in millions):

EBITDA less Maintenance Capital:
Net income – fiscal year 2007	$242.8
Depreciation, amortization and debt placement fee amortization(1)	63.4
Interest expense(2)	53.8
LTIP expense(1)	10.5
Indemnified environmental expenditures(1)	4.2
Asset retirements(1)	8.3
Net maintenance capital(3)	(31.2)
General and administrative costs in excess of the cap	4.1
Other	.2

EBITDA less Maintenance Capital – 2007 Actual Results for Compensation Purposes	$356.0

(1)	These cost categories are non-cash charges against net income; therefore, these costs were added back to net income in determining this performance metric.
(2)	This cost category is excluded from the determination of this performance metric.
(3)	Maintenance capital shown is net of reimbursements from indemnities or insurance.

Once the total of the calculated payout amount under the AIP was determined, our compensation committee had the discretion to make adjustments to the funding of the payout pool for all participants, including our NEOs. At the January 2008 meeting, our compensation committee approved the calculated payout percentage based on the 2007 actual results as measured against the metrics, as described above, and funded the 2007 AIP at the calculated payout percentage of 150%.

Once the total calculated payout amount was approved and funded, our compensation committee had discretion to make adjustments to 50% of the individual payout for each NEO. This adjustment, if applied, can range from 0% to 200% of this portion. For 2007, our compensation committee made no discretionary adjustments to our NEOs’ AIP payouts. The calculations for the 2007 NEO’s AIP payouts are as follows:

NEO	2007 Actual Annual Base Salary (a)	2007 AIP Target (b)	2007 Total Calculated Payout Percentage (c)	2007 Calculated Payout Amount (a)*(b)*(c)
Don R. Wellendorf, CEO	$397,115	80%	150%	$476,539
John D. Chandler, CFO	$245,384	50%	150%	$184,038
Michael N. Mears	$245,384	50%	150%	$184,038
Richard A. Olson	$226,538	50%	150%	$169,904
Lonny E. Townsend	$226,538	50%	150%	$169,904

Outstanding Equity Awards at Fiscal Year-End

The following table reflects the number and value of unvested Phantom Unit awards granted to our NEOs that were outstanding at December 31, 2007:

NEO	Equity Incentive Plan Awards: Number of Unearned Units That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Units That Have Not Vested ($)
Don R. Wellendorf, CEO:
2006 award grant(1)	24,800	$1,075,328
2007 award grant(2)	18,306	$396,831

Total	43,106	$1,472,159

John D. Chandler, CFO:
2006 award grant(1)	13,080	$567,149
2007 award grant(2)	9,057	$196,334

Total	22,137	$763,483

Michael N. Mears:
2006 award grant(1)	11,080	$480,429
2007 award grant(2)	7,628	$165,375

Total	18,708	$645,804

Richard A. Olson:
2006 award grant(1)	11,080	$480,429
2007 award grant(2)	7,017	$152,107

Total	18,097	$632,536

Lonny E. Townsend:
2006 award grant(1)	11,080	$480,429
2007 award grant(2)	7,017	$152,107

Total	18,097	$632,536

(1)	Award grant vests on December 31, 2008.
(2)	Award grant vests on December 31, 2009.

Relative to the 2006 unit awards above, the number of unvested units reflected in the table assumes a maximum payout value (200%) because the distributable cash flow per limited partner unit outstanding that we generated during 2007 was above the stretch level set for the 2006 LTIP awards. The maximum payout value was determined using $43.36 per unit, which was the closing price of our limited partner units on December 31, 2007.

For the 2007 unit awards above, the payout value of the unvested units reflected in the table assumes a payout value of 200% for the first-year tranche of these awards because the distributable cash flow per limited partner unit outstanding that we generated during 2007 was above the target level set for that tranche. Performance metrics for the second-year tranche of these awards were established in January 2008 and have not yet been met, while performance metrics for the third-year tranche have not yet been established; consequently, no value is reflected in the table above for these portions of the awards.

See discussion under “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” above for a discussion of the 2007 expense accruals for these awards.

Units Vested

The unit awards granted to our NEOs in 2005 under our LTIP vested on December 31, 2007. Based on actual results described below, the total calculated value of these unit awards for each of our NEOs at December 31, 2007 was as follows:

NEO	2005 Unit Award	Payout Percentage	Calculated Unit Award	Value Realized on Vesting ($43.36)
Don R. Wellendorf, CEO	12,000	200%	24,000	$1,040,640
John D. Chandler, CFO	6,540	200%	13,080	$567,149
Michael N. Mears	5,540	200%	11,080	$480,429
Richard A. Olson	5,540	200%	11,080	$480,429
Lonny E. Townsend	5,540	200%	11,080	$480,429

Once the total calculated unit award above was determined, our compensation committee had the discretion to make adjustments of up to 20% of that amount. This adjustment, if applied, could have ranged from 0% to 200% of this portion of the calculated payout. For the 2005 Phantom Unit award payouts, our compensation committee made no discretionary adjustments.

All payouts under our LTIP are excluded for consideration under the terms of the Magellan Pension Plan and the Magellan 401(k) Plan. While we encourage equity ownership by our NEOs, we have no policies requiring equity ownership or mandatory retention of any unit awards paid to our NEOs. Further, we have no policies which provide protection for our NEOs from any losses which they might sustain as a result of their ownership of our limited partner units.

The long-term performance metric for the 2005 unit awards was pro forma distributable cash flow per limited partner unit outstanding for the fiscal year ended December 31, 2007. The actual result of this metric was stretch performance, as indicated in the table below.

Metric	2007 Pro Forma Results	Threshold	Target	Stretch	Calculated Payout Percentage
2007 Pro Forma Distributable Cash Flow (per limited partner unit outstanding)	$3.01	$2.45	$2.47	$2.51	200%

Reconciliation of Pro Forma Distributable Cash Flow Per Limited Unit Outstanding

to Net Income for the Fiscal Year Ended December 31, 2007

($ in millions, except per unit amounts)

Net income		$242.8
Add:	Depreciation and amortization and debt placement fee amortization(1)	63.4
	LTIP expense(1)	10.5
	Asset retirements	8.3
	Reimbursable general and administrative expenses(2)	4.1
	Indemnified environmental expenditures(3)	4.2
	Pro forma adjustment for acquisitions & organic growth(4)	0.0
	Adjustments approved by our compensation committee	2.7
	Other	0.2
Less:	Net maintenance capital(7)	(31.2)

Distributable cash flow – 2007 Actual Results for Compensation Purposes		$305.0

Distributable cash flow allocated to our general partner(6)		$104.8

Distributable cash flow allocated to our limited partner (5)		$200.2

Weighted average number of limited partner units outstanding used for basic net income per unitcalculation		66.6

Pro forma distributable cash flow per limited partner unit outstanding(4)		$3.01

(1)	Depreciation and amortization, debt placement fee amortization, asset retirements, LTIP expense and equity earnings are items which impact net income but which have no impact on distributable cash flow.
(2)	Pursuant to our partnership agreement, our general partner reimburses us for certain general and administrative expenses (see Affiliate Entity Transactions in Note 12 – Related Party Transactions to our consolidated financial statements for further discussion of this matter). Therefore, these expenses have been added back to net income to determine distributable cash flow.
(3)	During 2004, we and our general partner entered into an agreement with a former affiliate to settle certain of its indemnification obligations to us (see Note 18 – Commitments and Contingencies to our consolidated financial statements for further discussion of this matter). As a result of this settlement, we have already been reimbursed for certain environmental and other costs charged against net income. Therefore, these costs, designated as previously indemnified expenses above, have been added back to net income to determine distributable cash flow.
(4)	The 2005 Long-term Incentive Plan awards included the opportunity to adjust the results on a pro forma basis to recognize organic capital investments or acquisitions that were put into service during 2007. Actual results, however, were above stretch targets and therefore no adjustments were made to the 2007 results.
(5)	Does not reflect changes in working capital.
(6)	The amount of distributable cash flow allocated to our general partner is based on the cash distributions that would be paid to our general partner assuming a total cash distribution amount equal to our distributable cash flow.
(7)	Maintenance capital net of reimbursements from indemnities or insurance.

Pension Benefits

A pension plan was established for certain non-union employees, including our NEOs. This pension plan is a non-contributory, tax-qualified defined benefit plan subject to the Employee Retirement Income Security Act of 1974. This pension plan generally includes salaried employees who have completed at least one year of service. Our NEOs participate in this pension plan on the same terms as other participants.

The pension plan is a final average pay plan. Each participant’s accrued benefit is determined by a formula taking into consideration years of service (including years of service with Williams, a former employer of our NEOs) up to age 65, final average pay and Social Security-covered compensation wages. The benefit is then offset by the benefit payable at normal retirement age from Williams’ pension plan. The benefit is earned by the participant based upon a service ratio, the numerator of which is years of service since December 31, 2003 and the denominator of which is the total years of service possible up to age 65. The formula for the accrued single life benefit payable at normal retirement (age 65) is as follows:

•	1.1% -times- Final Average Pay as of December 31, 2007 -times- Years of Service Projected to Age 65 (including years with Williams)

-plus-

•	0.45% -times- Final Average Pay as of December 31, 2007 in excess of Social Security-Covered Compensation -times- Years of Service Projected to Age 65 (including years with Williams)

-minus-

•	Estimated Frozen Accrued Benefit as of December 31, 2003 Payable from Williams at Age 65

-times-

•	Service Ratio (Years of Service since December 31, 2003/Years of Service Possible After December 31, 2003 up to age 65)

The pension plan offers payment options in the form of a single life annuity, joint and survivor life annuity and/or lump sum.

Compensation eligible for consideration under the plan includes base salary and our AIP awards up to the IRS limits. For 2007, the compensation limit was $220,000. We do not provide a SERP benefit for our NEOs for any reason including compensation limits imposed by the IRS.

The present value of accumulated benefits for our NEOs under the Magellan Pension Plan as of December 31, 2007 was as follows:

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit
Don R. Wellendorf, CEO	Magellan Pension Plan	28	$92,348
John D. Chandler, CFO	Magellan Pension Plan	15	$24,651
Michael N. Mears	Magellan Pension Plan	22	$38,542
Richard A. Olson	Magellan Pension Plan	26	$58,009
Lonny E. Townsend	Magellan Pension Plan	16	$68,449

The present value of accumulated benefits for each NEO was calculated as of December 31, 2007 based upon standard plan assumptions of a 5.75% discount rate and the RP2000 mortality tables. For full disclosure of all significant assumptions used by the pension plan, please refer to Note 11 – Employee Benefit Plans to our consolidated financial statements.

Potential Payments Upon Termination or Change-In-Control of our General Partner

None of our NEOs have an employment contract or agreement, whether written or unwritten, that provides for payments at, following or in connection with any termination or change-in-control of our general partner. Payments to our NEOs associated with a change-in-control of our general partner are provided for under the Magellan Severance Plan and under the LTIP. The amount of compensation payable to each NEO in each termination situation is listed in the table below. For purposes of severance analysis, we assumed: (i) each NEO’s employment was terminated on December 31, 2007; (ii) payouts relative to the 2007 AIP were based on 2007 actual results; (iii) payouts under the LTIP are based on target level of performance and $43.36 per unit, the closing price of our limited partner units on December 31, 2007.

Potential Benefits and Payments Upon Termination or Change-In-Control of our General Partner

As of December 31, 2007

NEO	Potential Benefits and Payments
	Voluntary Termination(1)	Normal Retirement(2)	Involuntary Not for Cause Termination(3)	For Cause Termination(4)	Involuntary or Good Reason Termination (Change-In- Control)(5)	Death or Disability(6)
Compensation and Benefit Plans
Don R. Wellendorf, CEO:
AIP	—	$476,539	—	—	—	$476,539
LTIP	—	$981,355	—	—	$2,265,994	$981,355
Severance Benefits	—	—	$400,000	—	$400,000	—
Subsidized COBRA Benefits	—	—	$4,522	—	$4,522	—

Total	—	$1,457,894	$404,522	—	$2,670,516	$1,457,894

John D. Chandler, CFO:
AIP	—	$184,038	—	—	—	$184,038
LTIP	—	$319,691	—	—	$1,156,238	$319,691
Severance Benefits	—	—	$144,231	—	$144,231	—
Subsidized COBRA Benefits	—	—	$6,057	—	$6,057	—

Total	—	$503,729	$150,288	—	$1,306,526	$503,729

Michael N. Mears:
AIP	—	$184,038	—	—	—	$184,038
LTIP	—	$270,175	—	—	$976,554	$270,175
Severance Benefits	—	—	$211,538	—	$211,538	—
Subsidized COBRA Benefits	—	—	$2,172	—	$2,172	—

Total	—	$454,213	$213,710	—	$1,190,264	$454,213

Richard A. Olson:
AIP	—	$169,904	—	—	—	$169,904
LTIP	—	$261,344	—	—	$936,836	$261,344
Severance Benefits	—	—	$230,000	—	$230,000	—
Subsidized COBRA Benefits	—	—	$6,611	—	$6,611	—

Total	—	$431,248	$236,611	—	$1,173,447	$431,248

Lonny E. Townsend:
AIP	—	$169,904	—	—	—	$169,904
LTIP	—	$261,344	—	—	$936,836	$261,344
Severance Benefits	—	—	$141,538	—	$141,538	—
Subsidized COBRA Benefits	—	—	$5,259	—	$5,259	—

Total	—	$431,248	$146,797	—	$1,083,633	$431,248

(1)	Voluntary Termination – NEO resigns his position within the organization.
(2)	Normal Retirement – The amounts above assume the NEO retires from the organization at age 65 and has at least 5 years of vesting service with the organization.
(3)	Involuntary Not for Cause Termination – Position elimination.
(4)	For Cause Termination – NEOs termination of employment resulted from; (i) willful failure by the NEO to substantially perform his or her duties, (ii) gross negligence or willful misconduct of the NEO which results in a significantly adverse effect upon the organization, (iii) willful violation or disregard of the code of business conduct or other published policy of the organization, or (iv) conviction of a crime involving an act of fraud, embezzlement, theft or any other act constituting a felony or causing material harm, financial or otherwise, to the organization.

(5)	Involuntary or for Good Reason Termination – A termination within two years of a change-in-control that occurs on an involuntary basis without cause as described above or on a voluntary basis for Good Reason defined in the Magellan Severance Plan and the LTIP.
(6)	Death or Disability – Disability is defined as meeting the requirements for qualification for benefits under the Magellan Long-Term Disability Plan.

Director Compensation

Independent directors of our general partner’s board of directors receive annually a retainer of $30,000 plus our limited partner units valued at $50,000 on the grant date. Independent directors also receive a meeting fee of $1,500 for each board of director and committee meeting they attend. The chairman of each of the compensation and conflicts committees receives an additional annual retainer of $10,000 and the chairman of the audit committee receives an additional annual retainer of $15,000. The chairman of each of these committees is an independent director. In addition, each director is reimbursed for out-of-pocket expenses in connection with attending board of directors or committee meetings. Each director is indemnified by us for actions associated with being a director of our general partner to the extent permitted under Delaware law.

The independent directors can elect to defer payment of each of their annual cash retainer, annual limited partner unit award and meeting attendance fees. All deferred compensation amounts are credited to the applicable director’s account in the form of phantom limited partner units, with distribution equivalent rights. Each director’s account is credited with additional phantom limited partner units for all distribution equivalents earned. During 2007, Mr. DesBarres elected to defer all of his compensation, Mr. Montague elected to defer his annual limited partner unit award and Mr. O’Brien elected not to defer any of his compensation. All compensation deferred by Mr. DesBarres and Mr. Montague was invested in phantom limited partner units. Distribution equivalents will be earned on phantom units held in each director’s deferred compensation account when distributions are paid on our outstanding limited partner units. The distribution equivalents will be converted into additional phantom units with distribution equivalent rights.

Other directors of our general partner during 2007 were Patrick C. Eilers, N. John Lancaster, Jr. (who resigned effective January 30, 2007), Tom Macejko, Jr. (elected January 26, 2007), Thomas S. Souleles and Don R. Wellendorf. These non-independent directors received no compensation for their service on our general partner’s board of directors or its committees.

Details of amounts earned by the independent members of our general partner’s board of directors for the fiscal year ended December 31, 2007 are as follows:

Name	Retainers and Fees Paid or Deferred	Unit Awards Paid or Deferred	Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
John P. DesBarres	$64,000	$50,000	$7,549	—	$121,549
James R. Montague	$64,000	$50,000	$3,882	—	$117,882
George A. O’Brien, Jr.	$69,000	$50,018	—	—	$119,018

During 2007, each of the independent directors were awarded equity consisting of our common units as set forth below. The fair value of the units awarded was based upon the closing market price of our common units on the grant date.

Date	Units Awarded			Fair Value on Grant Date	Total Compensation
John P. DesBarres:
01/01/07	1,166	(a	)	$38.60	$45,008
02/14/07	19	(b	)	$41.61	790
05/15/07	17	(b	)	$48.83	830
06/01/07	1,265	(c	)	$46.22	58,468
08/14/07	40	(b	)	$42.28	1,691
11/15/07	39	(b	)	$42.96	1,675
12/01/07	240	(d	)	$43.78	10,507

Total	2,786				$118,969

Date	Units Awarded			Fair Value on Grant Date	Total Compensation
James R. Montague:
01/01/07	648	(e	)	$38.60	$25,013
02/14/07	9	(b	)	$41.61	374
05/15/07	8	(b	)	$48.83	391
06/01/07	540	(e	)	$46.22	24,959
08/14/07	19	(b	)	$42.28	803
11/15/07	18	(b	)	$42.96	773

Total	1,242				$52,313

Date	Units Awarded			Fair Value on Grant Date	Total Compensation
George A. O’Brien, Jr.:
01/01/07	648	(e	)	$38.60	$25,013
06/01/07	541	(e	)	$46.22	25,005

Total	1,189				$50,018

(a)	Represents 50% of Mr. DesBarres’ annual cash retainer ($30,000), equity retainer paid in limited partner units ($50,000) and annual retainer as chairman of the compensation committee.
(b)	Represents the distribution equivalents value for the total of all deferred units held by this director on the dates we paid quarterly distributions to our unitholders.
(c)	Represents the remaining 50% of Mr. DesBarres’ compensation described in (1) above, plus $13,500 for attendance at board meetings during the period December 1, 2006 through May 31, 2007.
(d)	Represents fees for attending board meetings during the period June 1, 2007 through November 30, 2007.
(e)	Represents 50% of this director’s annual retainer paid in limited partner units ($50,000).

Director Compensation

Nonqualified Deferred Compensation Plan

Name	Director Deferred Compensation In Last FY ($)	Nonqualified Deferred Compensation Earnings in Last FY ($)
John P. DesBarres	$114,000	$7,549
James R. Montague	$50,000	$3,882

Name	Beginning Balance January 1, 2007	2007 Deferred Compensation	2007 Distribution Equivalents	Market Value Gains/ (Loss)	Ending Balance December 31, 2007
John P. DesBarres
Market Value	$5,961	$114,000	$4,984	$2,565	$127,510
Number of Units	154	2,671	115		2,940
James R. Montague
Market Value	—	$50,000	$2,328	$1,554	$53,882
Number of Units	0	1,188	54		1,242

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ernst & Young LLP was our independent registered public accounting firm for our 2007 audit. In connection with this audit, we entered into an engagement agreement with Ernst & Young LLP, which sets forth the terms by which Ernst & Young LLP will perform audit services for us. That agreement is subject to alternative dispute resolution procedures. A representative of Ernst & Young LLP will attend our annual meeting. The representative will have the opportunity to make a statement if he desires to do so and to respond to appropriate questions.

Audit Fees

The aggregate fees billed for professional services rendered by Ernst & Young LLP for the audit of our annual consolidated financial statements for the fiscal years ending December 31, 2006 and 2007, for reviews of our consolidated financial statements included in our Forms 10-Q for 2006 and 2007, for consultation concerning financial accounting and reporting standards during 2006 and 2007, for procedures related to registration statements and other SEC filings in 2006 and 2007 and for an audit of internal controls over financial reporting for 2006 and 2007 were $1,053,694 and $1,157,597, respectively.

Audit-Related Fees

The aggregate fees billed during fiscal years 2006 and 2007 for assurance and related services by Ernst & Young LLP that are reasonably related to the performance of the audit or review of our financial statements and are not reported under the caption “Audit Fees” were $217,100 and $0, respectively. The 2006 services were primarily associated with benefit plan audits and agreed-upon procedures related to information provided to the Environmental Protection Agency pursuant to the EPA’s Reformulated Gasoline Program.

Tax Fees

The aggregate fees billed in fiscal years 2006 and 2007 for professional services rendered by Ernst & Young LLP for tax advice and compliance were $58,080 and $22,838, respectively. These services included consultation concerning tax planning and compliance.

All Other Fees

No fees were billed in fiscal years 2006 and 2007 for products and services provided by Ernst & Young LLP, other than as set forth above.

Affiliate Fees

MGG and MGG MH, our affiliates, paid audit and tax fees to Ernst & Young LLP of $311,272 in 2006 and $358,539 in 2007.

The audit committee of our general partner’s board of directors has adopted an audit committee charter, which is available on our website at www.magellanlp.com. The charter requires the audit committee to approve in advance all audit and non-audit services to be provided by our independent registered public accounting firm in accordance with the Audit and Non-Audit Services Pre-Approval Policy, which is an appendix to the audit committee charter. All services reported in the Audit, Audit-Related, Tax and All Other Fees categories above were approved by the audit committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

AND RELATED UNITHOLDER MATTERS

The following table sets forth as of February 15, 2008 the number of our common units beneficially owned by: (1) each person who is known to us to beneficially own more than 5% of our common units; (2) the current directors and nominees of our general partner’s board of directors; (3) the NEOs of our general partner; and (4) all current directors and executive officers of our general partner as a group. We obtained certain information in the table from filings made with the SEC.

Name of Beneficial Owner, Director, Nominee or Named Executive Officer	Our Common Units	Percentage of Common Units
Kayne Anderson Capital Advisors, L.P. and Richard A. Kayne(1)	4,740,061	7.1%
John P. DesBarres	12,477	*
Patrick C. Eilers	—	—
Thomas T. Macejko, Jr.	—	—
James R. Montague	10,344	*
George A. O’Brien, Jr.	6,110	*
Thomas S. Souleles	—	—
Don R. Wellendorf	75,945	*
John D. Chandler	34,190	*
Michael N. Mears	22,356	*
Richard A. Olson	23,858	*
Lonny E. Townsend	20,221	*
All Current Directors and Executive Officers as a Group (13 persons)	230,979	*

*	represents less than 1%
(1)	A filing with the SEC on January 24, 2008 indicates that Kayne Anderson Capital Advisors, L.P., an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, and Richard A. Kayne, an individual, are or may be deemed to be the joint beneficial owners of the number of common units indicated in the table. The address of Kayne Anderson Capital Advisors, L.P. and Richard A. Kayne is 1800 Avenue of the Stars, Second Floor, Los Angeles, California 90067.

MGG owns our general partner, which owns an approximate 2% general partner interest in us and all of our incentive distribution rights. MGG is publicly-traded on the NYSE under the ticker symbol MGG. The following table sets forth as of February 15, 2008 the number of MGG common units beneficially owned by: (1) MGG MH, an affiliate, (2) the current directors and nominees of our general partner’s board of directors; (3) the NEOs of our general partner; and (4) all current directors and executive officers of our general partner as a group.

Name of Director, Nominee or Named Executive Officer	MGG Common Units	Percentage of Common Units
MGG MH	8,841,193	14.1%
John P. DesBarres	5,000	*
Patrick C. Eilers	—	—
Thomas T. Macejko, Jr.	—	—
James R. Montague	1,000	*
George A. O’Brien, Jr.	—	—
Thomas S. Souleles	—	—
Don R. Wellendorf	—	—
John D. Chandler	—	—
Michael N. Mears	—	—
Richard A. Olson	—	—
Lonny E. Townsend	—	—
All Current Directors and Executive Officers as a Group (13 persons)	6,000	*

*	represents less than 1%

The following table sets forth as of February 15, 2008 the number of Class B common units of MGG MH, the sole owner of the general partner of MGG, which in turn is the sole owner of our general partner, beneficially owned by: (1) the current directors and nominees of our general partner’s board of directors; (2) the NEOs of our general partner; and (3) all current directors and executive officers of our general partner as a group. The Class B common units constitute 5.1% of the total ownership of MGG MH

Name of Director, Nominee or Named Executive Officer	MGG Midstream Holdings, L.P. Class B Common Units	Percentage of Total Class B Common Units
John P. DesBarres	—	—
Patrick C. Eilers	—	—
Thomas T. Macejko, Jr.	—	—
James R. Montague	—	—
George A. O’Brien, Jr.	—	—
Thomas S. Souleles	—	—
Don R. Wellendorf	215,000	30.1%
John D. Chandler	150,000	21.0%
Michael N. Mears	150,000	21.0%
Richard A. Olson	—	—
Lonny E. Townsend	50,000	7.0%
All Current Directors and Executive Officers as a Group (13 persons)	715,000	100.0%

Securities Authorized for Issuance under Equity Compensation Plans

The table set forth below provides information concerning the various types of awards that may be issued from the LTIP, including phantom units and performance awards as of December 31, 2007. For more information regarding the material features of the LTIP, please read Note 15 of our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2007.

Plan Category	Number of Securities to be Issued upon Exercise/Vesting of Outstanding Options, Warrants and Rights (1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the 1st Column of this Table)
Equity Compensation Plans Approved by Security Holders	1,090,063	2,109,137
Total	1,090,063	2,109,137

(1)	Units delivered pursuant to an award consist, in whole or in part, of units acquired on the open market, from any affiliate, us, any other person or any combination of the foregoing. We have the right to issue new units as part of the LTIP. Awards may also be settled in cash. Units or cash awarded pursuant to the LTIP are granted without payment by the participant. Taxes are withheld from the award to cover the participant’s mandatory tax withholdings.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS

AND CERTAIN CONTROL PERSONS

Transactions with Related Persons

Because our distributions have exceeded target levels as specified in our partnership agreement, our general partner receives approximately 50% of any incremental cash distributed per limited partner unit. Distributions paid to our general partner in 2007, based on its general partner interest and incentive distribution rights, totaled $70.3 million. Our general partner is owned by MGG. Certain of the executive officers of our general partner collectively own approximately 5% of MGG MH, which owns approximately 14% of MGG, and, therefore, also indirectly benefit from these distributions. For more information regarding these executive officers’ ownership of MGG MH as evidenced by Class B common units, please read “Security Ownership of Certain Beneficial Owners and Management and Related Unitholder Matters.”

We reimburse MGG GP for the costs of employees necessary to conduct our operations pursuant to a services agreement. The affiliate payroll and benefits accrual associated with this agreement at December 31, 2007 was $23.4 million. The long-term affiliate pension and benefits accruals associated with this agreement at December 31, 2007 were $22.4 million. We settle our affiliate payroll, payroll-related expenses and non-pension post-retirement benefit costs with MGG GP on a monthly basis. We settle our long-term affiliate pension liabilities through payments to MGG GP when MGG GP makes contributions to its pension funds.

MGG reimburses us for direct and indirect G&A expenses (excluding equity-based compensation) in excess of a G&A cap as defined in an omnibus agreement that expires on December 31, 2010. The amount of G&A costs required to be reimbursed by MGG to us under this agreement was $4.1 million in 2007. We do not expect to receive reimbursements under this agreement beyond 2008.

During 2007, we were allocated $2.1 million of G&A compensation expense for payments made by MGG MH to one of our executive officers, Richard A. Olson.

MGG, which owns our general partner, is partially owned by MGG MH, which is partially owned by an affiliate of Carlyle/Riverstone Global Energy and Power Fund II, L.P. (“CRF”). During the period June 17, 2003 through January 30, 2007, one or more of the members of our general partner’s eight-member board of directors was a representative of CRF. The board of directors of our general partner adopted procedures internally to assure that our proprietary and confidential information was protected from disclosure to competing companies in which CRF owned an interest. As part of these procedures, CRF agreed that none of its representatives would serve on our general partners’ board of directors and on the boards of directors of competing companies in which CRF owned an interest. CRF is part of an investment group that has purchased Knight, Inc. (formerly known as Kinder Morgan, Inc.). To alleviate competitive concerns the Federal Trade Commission (“FTC”) raised regarding this transaction, CRF agreed with the FTC to remove their representatives from our general partner’s board of directors. CRF’s agreement with the FTC was announced on January 25, 2007, and as of January 30, 2007, all of the representatives of CRF voluntarily resigned from the board of directors of our general partner.

During the period January 1, 2007 through January 30, 2007, CRF had total combined general and limited partner interests in SemGroup, L.P. (“SemGroup”) of approximately 30%. During this time period, one of the members of the seven-member board of directors of SemGroup’s general partner was a representative of CRF, with three votes on that board. Through our affiliates, we were a party to a number of arms-length transactions with SemGroup and its affiliates, which we had historically disclosed as related party transactions. For accounting purposes, we have not classified SemGroup as a related party since the voluntary resignation of the CRF representatives from our general partner’s board of directors as of January 30, 2007. A summary of our transactions with SemGroup during the period January 1, 2007 through January 30, 2007 is provided in the following table (in millions):

January 1, 2007 Through January 30, 2007
Product sales revenues	$20.5
Product purchases	14.5
Terminalling and other services revenues	0.3
Storage tank lease revenue	0.4
Storage tank lease expense	0.1

In February 2006, we signed an agreement with an affiliate of SemGroup under which we agreed to construct two 200,000 barrel tanks on our property at El Dorado, Kansas, to sell these tanks to SemGroup’s affiliate and to lease these tanks back under a 10-year operating lease. We received no funds associated with this transaction during the 2007 period in which SemGroup was classified as a related party.

Review, Approval or Ratification of Transactions with Related Persons

Recognizing that related person transactions present a heightened risk of conflicts of interest and/or improper valuation, our general partner’s board of directors has adopted a written policy, which must be followed in connection with all related person transactions involving us or our subsidiaries. Under this policy, any related person transaction may be entered into or continue only if approved as follows:

•	By the conflicts committee of our general partner’s board of directors;

•

If the related person transaction is in the normal course of our business and is (a) on terms no less favorable to us than those generally being provided to or available from unrelated third parties or (b) fair to us, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to us), then the CEO of our general partner has authority to approve the transaction. The CEO’s signature on an authorization for expenditure form with a related person is conclusive evidence of his approval pursuant to the policy. If we will be entering into several transactions of the same type over a period of time with a related person, the CEO may pre-approve all such transactions, but must review such pre-approvals not less than annually; or

•	Any other related person transaction may be approved by a majority of the disinterested directors on our general partner’s board of directors.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the directors and executive officers of our general partner and persons who beneficially own more than 10% of our common units to file ownership and changes in ownership reports with the SEC and the NYSE. The SEC regulations also require that a copy of all these filed Section 16(a) forms must be furnished to us by the directors and executive officers of our general partner and persons beneficially owning more than 10% of our common units. Based on a review of the copies of these forms and amendments thereto with respect to 2007, we are not aware of any late filings.

CODE OF ETHICS

Our general partner’s board of directors has adopted a code of ethics that applies to our general partner’s principal executive officer, Don R. Wellendorf, and principal financial and accounting officer, John D. Chandler, and a code of business conduct that applies to all officers and directors of our general partner and to all employees providing services to us. You may view each of these codes on our website at www.magellanlp.com.

UNITHOLDER PROPOSALS FOR 2009

ANNUAL MEETING OF LIMITED PARTNERS

Any common unitholder entitled to vote at our 2009 annual meeting of limited partners can nominate persons for election to the board of directors of our general partner at the annual meeting by complying with the procedures set forth in our partnership agreement within the time frame discussed below. Your ability to nominate persons for election to our general partner’s board of directors is limited by the NYSE listing requirements regarding the independence and experience of directors of our general partner’s board or committees thereof. In addition, if you nominate persons for election to our general partner’s board of directors for the 2009 annual meeting and if a person is elected whose nomination for election to our general partner’s board was not approved by our general partner or its board of directors or any nominating committee thereof at a time when the board was comprised of only such approved directors, then a change-in-control of our general partner will be deemed to occur under the omnibus agreement. In that event, the contractual limitations in the omnibus agreement on the amount of general and administrative expenses that we are required to pay MGG GP and certain of its affiliates would no longer apply and we could incur increased general and administrative expenses.

In order to nominate persons to our general partner’s board of directors at the 2009 annual meeting, written notice must be delivered to our general partner at One Williams Center, Tulsa, Oklahoma 74172 no later than the close of business on December 25, 2008, nor earlier than the close of business on December 10, 2008. The written notice must include: (1) as to each person whom the unitholder proposes to nominate for election or reelection as a director of our general partner all information relating to such nominee that is required to be disclosed in solicitations of proxies for the election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934 (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director of our general partner if elected); and (2) as to the unitholder giving the notice: (i) the name and address of such unitholder; and (ii) the class and number of units which are owned by the unitholder.

Any limited partner who wishes to submit a proposal for inclusion in the proxy materials for our 2009 annual meeting must submit such proposal by the dates referred to above or it will be considered untimely. SEC rules set forth standards as to what proposals are required to be included in a proxy statement for a meeting. In no event are limited partners allowed to vote on matters that would cause the limited partners to be deemed to take part in the management and control of our business and affairs so as to jeopardize the limited partners’ limited liability under the Delaware limited partnership act or the law of any other state in which we are qualified to do business.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We file annual, quarterly and current reports and proxy statements with the SEC. Our SEC filings are available to the public over the internet at the SEC’s website at www.sec.gov. You may also read and copy any document that we file with the SEC at the SEC’s public reference room at 100 F. Street, N.E., Room 1580, Washington, D.C. 20549. You can call the SEC at 1-202-551-8090 for further information on the public reference room and its copy charges. We maintain a website at www.magellanlp.com, where we make our SEC filings available.

You may request a copy of the audit and compensation committee charters and Corporate Governance Guidelines of our general partner’s board of directors and our code of ethics, code of business conduct, annual report or SEC filings without charge, or directions to our annual meeting by calling or writing to us at the following address:

Investor Relations Department

Magellan Midstream Partners, L.P.

One Williams Center

Tulsa, Oklahoma 74172

Local phone: (918) 574-7000

Toll-free phone: (877) 934-6571

If you would like to request documents from us, please do so at least 10 business days before the date of the annual meeting in order to receive timely delivery of the documents before the annual meeting.

You should rely only on the information contained in this proxy statement to vote your units at the annual meeting. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement.

The information contained in this document is applicable as of the date indicated on the cover of this document unless the information specifically indicates that another date applies.

FORM OF PROXY CARD

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 10:00 a.m., Central Time, on April 23, 2008.

Vote by Internet

• Log on to the Internet and go to www.computershare.com/expressvote.

• Follow the steps outlined on the secured website.

Vote by telephone

• Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

• Follow the instructions provided by the recorded message.
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X
Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposal – The Board of Directors recommends a vote FOR all the nominees listed.

1.	Election of Directors:	For	Withhold

	01 – James R. Montague	☐	☐

	02 – Don R. Wellendorf	☐	☐

B Non-Voting Items

Change of Address Please print your new address below.	Comments – Please print your comments below.	Meeting Attendance ☐
Mark the box to the right if you plan to attend the Annual Meeting.

C Authorized Signatures – This section must be completed for your vote to be counted. – Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE ▼

Proxy – Magellan Midstream Partners, L.P.

Notice of 2008 Annual Meeting of Limited Partners

Williams Resource Center

One Williams Center

Tulsa, Oklahoma

Proxy Solicited by Board of Directors for the Annual Meeting – April 23, 2008

Lonny E. Townsend and Don R. Wellendorf, or any of them, each with the power of substitution, are hereby authorized to represent and vote the units of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Limited Partners of Magellan Midstream Partners, L.P. to be held on April 23, 2008 or at any postponement or adjournment thereof.

Units represented by this proxy will be voted by the unitholder. If no such directions are indicated, the Proxies will have authority to vote FOR James R. Montague and FOR Don R. Wellendorf.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)